[SHEARMAN & STERLING LETTERHEAD]                   EXHIBIT 8.1



                                             April 28, 1998




Ford Motor Credit Company
The American Road
Dearborn, Michigan 48121

Ladies and Gentlemen:

     In connection with the issuance by Ford Motor Credit Company, a Delaware corporation, of $2,250,000,000 6 1/8% Notes due April 28, 2003 and $1,000,000,000 Floating Rate Notes due April 28, 2005, we hereby consent to the use of our name and confirm to you our tax advice as set forth under the heading "United States Taxation of Non-United States Persons" in the Prospectus Supplement dated April 21, 1998 relating to registration statement No. 333- 40477, to which registration statement this consent is an exhibit.


                                        Very truly yours,